Exhibit 15.2

22 April 2021

The Directors

Kingsoft Cloud Holdings Limited

Building E, Xiaomi Science and Technology Park

No. 33 Xierqi Middle Road

Haidian District

Beijing, 100085

People’s Republic of China

Dear Sirs,

Re: Kingsoft Cloud Holdings Limited (the “Company”)

We refer to the annual report of the Company for the fiscal year ended 31 December 2020 on Form 20-F filed pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934 on or about 22 April 2021 (the “Form 20-F”).

We consent to the filing of this letter as an exhibit to the annual report of the Company on Form 20-F with the U.S. Securities Exchange Commission (the “Commission”) and to the inclusion therein of the reference to our name under the heading “Item 10.E – Additional Information – Taxation – Cayman Islands taxation” in the annual report in the form and context in which they appear.

In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the U.S. Securities Act, 1933 or that we are in the category of persons whose consent is required under Section 7 of the Securities Act, 1933 or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman